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                                                                Exhibit 10.4


                     LANDLORD CONSENT AND AMENDMENT TO LEASE

         THIS LANDLORD CONSENT AND AMENDMENT TO LEASE ("Consent") is made and entered into as of the ____ day of _____________, 1996, by and among PLAZA INTERNATIONAL ("Landlord"), and JERRY'S FAMOUS DELI, INC., a California corporation ("JFD").

                                                     RECITALS

         A. Sol Zide ("Lessee") is the lessee pursuant to that certain Lease -- Shopping Center Form (the "Lease"), dated as of August 31, 1993, as amended by that certain Consent to Lease, dated ______________ ___, 1996 (the "Amendment"), by and between Landlord and Lessee, pursuant to which Lessee leased from Landlord commercial space commonly known as 21857 and 21845 Ventura Boulevard, Woodland Hills, California (the "Original Premises"), as such Original Premises are more particularly described in the Lease.

         B. Pursuant to the Amendment, effective upon completion of the Sale Transaction (as defined below), the Lease will be amended to include the premises known as 21853 Ventura Boulevard, Woodland Hills, California (the "Additional Premises"). The Additional Premises and the Original Premises together consist of approximately 8,600 square feet and are sometimes collectively referred to herein as the "Premises."

         C. Lessee currently owns and operates a restaurant known as "Solley's" on the Original Premises (the "Acquired Restaurant").

         D. JFD is in the business of owning and operating 24-hour restaurants ("JFD Restaurants") under the name "Jerry's Famous Deli."

         E. JFD and Lessee propose to enter into an Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which the Lessee will sell and assign to JFD, and JFD will purchase from Lessee, the Acquired Restaurant, including all of Lessee's right, title and interest in and to the Lease.

         F. As a condition to the consummation of transactions contemplated by the Asset Purchase Agreement (the "Sale
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Transaction"), JFD has requested and Landlord has agreed, to consent to the Sale
Transaction (including the assignment of the Lease to JFD) and, effective upon consummation of the Sale Transaction, to modify the Lease in accordance with the terms set forth below.



                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Consent to Assignment of Lease. Landlord hereby acknowledges and consents to the assignment of the Lease to JFD by Lessee in connection with the Sale Transaction.

         2. Certifications of Landlord. Landlord hereby agrees and certifies to JFD that:

               a. No adjustment in percentage rental shall be made as a result of JFD obtaining a full or partial liquor license for the Original Premises or Additional Premises.

               b. Complete copies of the Lease and all amendments, modifications and supplements thereto are attached hereto and the Lease, as so amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Lessee and Landlord with respect to the Premises. Other than the Amendment, there are no amendments, modifications or supplements to the Lease, whether oral or written, except as attached hereto.

               c. Landlord has received no written notice of any default under the Lease by Landlord, and (to Landlord's knowledge) Lessee has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises. Neither the Sale Transaction, the execution and performance of this Consent, nor the operation of the Premises, or any portion of the Premises, by JFD as contemplated by this Consent and the Lease violates any Landlord covenants or other conditions imposed on Landlord pursuant to the terms of any lease or other


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agreement to which Landlord is a party.

               d. Landlord has not received any notification from any federal, state, or local governmental authority having jurisdiction over the Premises asserting that any such violation exists.

         3. Use of Premises. Landlord is familiar with the style, operations and menus (a copy of which current menu is attached hereto and incorporated herein as Exhibit A) of JFD Restaurants. Upon consummation of the Sale Transaction, Landlord consents to the operation of the Premises (including the Additional Premises) as a JFD Restaurant which shall include dining on-site as well as catering, take-out and delivery services.

         4. Alterations and Signage.

               a. Subject to Landlord's approval of specific construction/renovation plans to be provided by JFD, which approval shall not be unreasonably withheld, and compliance by JFD with all applicable laws, rules and regulations relating to such construction/renovation, Landlord hereby consents to all construction and renovations to the Premises as JFD deems necessary or appropriate for the Premises (including the Additional Premises) to be converted into and operated as a JFD Restaurant. Such construction and alterations shall include, without limitation, use and bordering (by means of railing, plants and/or awning) of the public sidewalk adjoining the Premises on Ventura Boulevard as an outdoor dining patio. Landlord agrees that no additional rent will be payable to Landlord by JFD with respect to any such outdoor dining patio.

               b. Subject to Landlord's approval of specific signage plans to be provided by JFD, which approval shall not be unreasonably withheld, Landlord hereby consents to the installation of new signage on the Premises, including, without limitation, the installation of new signage on the roof and front and back entrances to the Premises as well as the installation of new awnings, exterior signs, window and/or door signs, exterior lighting, restaurant seating and/or decorations. Landlord further agrees that JFD shall have the right to change its signage, without the consent of Landlord, in the event of a change in the name of the restaurant operated on the Premises; provided, however, that


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(i) such signage shall comply with all applicable laws, rules and regulations and shall be no more prominent than the JFD Restaurant signage previously approved by Landlord, and (ii) such signage shall not block the existing primary sign for the shopping center of which the Premises are a part.

               c. Notwithstanding anything to the contrary contained in the Lease, Landlord acknowledges and agrees that JFD shall have the right to make
(i) any and all non-structural renovations and alterations to the interior of the Premises deemed by JFD to be necessary or appropriate for it to operate its business, and (ii) any power, sewer, mechanical and HVAC connections deemed by JFD to be necessary or appropriate for it to operate its business; provided, however, that (i) all such renovations, alterations and connections shall be made in compliance with all applicable laws and regulations and shall not result in any mechanics' or other liens on the Premises, and (ii) no such renovations, alterations or connections shall disturb the structural integrity or exterior motif of the shopping center of which the Premises are a part. In addition, JFD agrees that any and all roof openings and penetrations shall be waterproofed at JFD's cost and expense pursuant to Landlord's reasonable specifications. Any and all additional equipment placed by JFD on the roof shall be placed, at JFD's costs and expense, in a safe location on wood platforms (2"x 6" studs with 1/2" plywood minimum) in accordance with Landlord's reasonable specifications

               d. Landlord shall reasonably cooperate with JFD (which cooperation shall include, without limitation, execution of any and all applications, requests, consents, correspondence or other documents) in connection with (i) any and all efforts by JFD to obtain all permits, licenses and any approvals required to commence and complete the construction and renovations referenced in subsections 4 a., b. and c. above, including, without limitation, the bordering and use of the public sidewalk as an outdoor dining patio, and (ii) any and all efforts by JFD to obtain a liquor license for the premises or to acquire the rights to any existing liquor license for the premises; provided, however, that any such construction and renovations shall comply with all applicable laws, rules and regulations.

         5. Hours of Business; Payment of Certain Additional Utility Costs.




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               a. Landlord hereby acknowledges and agrees that the business hours for the JFD Restaurant to be operated on the Premises are anticipated to be 24 hours a day, 7 days a week. Landlord shall reasonably cooperate with JFD (which cooperation shall include, without limitation, execution of any and all applications, requests, consents, correspondence or other documents) in connection with any and all efforts by JFD to obtain a conditional use permit and/or any other permits as are required or deemed by JFD to be reasonably necessary in order to operate the Premises on a 24 hour a day, 7 days a week basis.

               b. Notwithstanding anything to the contrary contained in the Lease or this Consent, JFD shall reimburse Landlord for the additional utility costs, if any, incurred by Landlord as a result of the provision of exterior lighting resulting from the operation of the Premises on a 24 hour a day basis. The measurement of the additional charge shall be a percentage of the total utility charge based on the additional wattage used at the applicable electric meter after JFD takes occupancy of the premises compared to the same period in the prior year measured as follows. The amount of such charge to JFD (the "Additional Utility Charge") shall equal the total utility costs incurred by the Landlord during a given billing period with respect to the exterior lighting for the Premises as measured by readings from (and corresponding bills for) the "F Building" utility meter during such period; multiplied by a fraction (the "Fraction"). The numerator of the Fraction is the difference between (i) the "F Building" meter aggregate bills during the one year period commencing on the first day of the first utility billing period for the meter after which JFD begins operating a JFD Restaurant on the premises (the "Commencement Date"), and
(ii) the denominator of the Fraction shall be the "F Building" meter aggregate bills during the same one year period prior to the first day of the month in which the Sale Transaction is completed. The Additional Utility Charge for the first year following the Commencement Date shall be payable by JFD within 30 days following the date on which Landlord provides written description of the initial calculation of the Additional Utility Charge for such year and copies of the F Building meter bills; thereafter, the Additional Utility Charge shall be payable by JFD periodically (but not more often than monthly) within thirty (30) days after receipt from the Landlord of a copy of the applicable utility bills.




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               c. Notwithstanding anything to the contrary in this Section 5,
Landlord acknowledges and consents to the closure of the Premises, in the sole discretion of JFD, for (i) Yom Kippur and other traditional Jewish holidays as well as for any holidays recognized by the State of California or federal government for their respective employees, and/or (ii) a period of up to 90 days in connection with the alterations of the Premises discussed in Section 4 of this Consent. The provisions of the second paragraph of Article 25 of the Lease shall not apply to any closure of the Premises pursuant to this Section 5 c.

         6. Damage and Destruction of Premises. Article 19 of the Lease is hereby amended to provide that in the event that Landlord fails to complete any structural repairs to the Premises which materially interfere with JFD's use of the Premises within ninety (90) days of the earlier of the date of JFD's notice of the need for such repairs or the commencement of such repairs, JFD shall have the right but not the obligation to make the structural repairs without the consent of the Landlord and offset the costs of such repairs against payment due from JFD to Landlord under the Lease.

         7. Real Estate Taxes. Real estate taxes shall be paid as provided in
Article 5 of the Lease, currently at a rate of $1,015.00 per month inclusive of the Additional Premises; provided, however, that JFD shall be responsible for paying any increase in real estate taxes resulting directly from tenant improvements made by JFD.

         8. Landlord Covenant. Landlord agrees for itself, its agents, successors and assigns that during the term or any extended term of the Lease, it will not, to the extent permissible under applicable law, permit lease or allow any portion of the shopping center of which the Premises are a part to be used (either by itself or by any other tenant, directly or indirectly) for a delicatessen-style restaurant. Should any valid federal, state or local law or formal determination of any administrative agency of competent jurisdiction affect this covenant, the covenant shall be automatically conformed to the law and otherwise this covenant and the other provisions of the Lease shall continue in full force and effect.



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         9. JFD Covenant. Notwithstanding anything to the contrary contained in
Article 29 of the Lease, nothing in such Article 29 shall be deemed to preclude JFD from acquiring one or more stores or businesses located within the shopping center of which the Premises are a part.

         10. Miscellaneous Payments. Landlord and JFD hereby agree that an assignment fee of $53,387.64 required by Article 43 (first numbered paragraph) of the Lease shall be paid by Lessee out of escrow simultaneously with the closing of the Sale Transaction from the sale price otherwise payable to Lessee.

         11. Effectiveness of Lease Consents. Any amendments to the terms and provisions of the Lease provided for in this Consent shall be effective only upon assignment of the Lease to JFD in connection with the Sale Transaction.

         12. Assignment. Notwithstanding anything to the contrary contained in this Consent or the Lease, JFD may, in its sole discretion, assign any or all of its rights, duties and obligations pursuant to this Consent or the Lease to any entity wholly or partially-owned, directly or indirectly by JFD. Except as specifically provided herein, this Consent may not be assigned or transferred by any party hereto without the express written consent of the remaining parties, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall be deemed to restrict the ability of Landlord to assign the Lease in connection with a sale of the property underlying the Premises.

         13. Confidentiality. Landlord acknowledges that (i) the existence and terms of this Consent, the Amendment and the Sale Transaction are confidential and neither Landlord nor Lessee shall issue any press release or make any public announcement or other public disclosure relating to the subject matter of this Consent, the Amendment or the Sale Transaction without the prior written consent of JFD, and (ii) JFD shall have the right, without the consent of Landlord or Lessee and in any manner that JFD deems necessary or appropriate, to disclose the existence and terms of this Consent, the Amendment and the Sale Transaction in order to satisfy its disclosure obligations as a public corporation.



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         14. Further Assurances. In addition to the obligations required to be performed under the Lease, as amended hereby, Landlord and JFD shall perform such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to accomplish the intent and purposes of the Lease, as hereby amended.

         15. Authority. Landlord represents and warrants to JFD that it has the due power and authority to enter into this Consent and to be bound by the terms hereof.

         16. Binding Effect. This Consent shall be binding upon and inure to the benefit of Landlord and JFD and their respective successors and assigns.

         17. Attorneys' Fees. Should any party initiate a legal proceeding against any other party, including an arbitration, then the prevailing party shall be entitled to receive reasonable attorneys' fees and costs incurred in connection with such legal proceeding as determined by the court or arbitrator, as the case may be.

         18. Counterparts. This Consent may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

         19. No Other Consent. Except as modified by this Consent, the provisions of the Lease shall remain unaffected and in full force and effect. To the extent that any terms or provisions of this Consent are inconsistent with any terms or provisions of the Lease, the terms and provisions of this Consent shall control.



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         IN WITNESS WHEREOF, this Consent is executed as of the day and year aforesaid.

LANDLORD:                               PLAZA INTERNATIONAL


                                        By:_____________________________

                                        Name:
                                        Title:


JFD:                                    JERRY'S FAMOUS DELI, INC.


                                        By:_______________________________

                                        Name:
                                        Title:




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                                    EXHIBIT A

                                    JFD Menu

         See menu of "Jerry's Famous Deli" restaurants attached hereto and incorporated herein by this reference.